WES Consulting, Inc. Completes Reverse Merger with Liberator, Inc.

Doraville, Georgia, October 21 – WES Consulting, Inc. (OTC Bulletin Board: WSCU) has completed a reverse merger with Liberator Inc. (“Liberator”), (www.liberator.com), a Georgia-based provider of erotic luxury items to consumers who believe that sensual pleasure and fulfillment are essential to sexual well-being and a well-lived and healthy life.  The effective date of the merger was October 19, 2009.

Under the terms of the Merger Agreement, WES Consulting has issued a total of 60,932,981 shares to the shareholders of Liberator in return for the transfer of a 100% ownership interest in Liberator. The Company intends to change its name to Liberator, Inc. to reflect its new business and the symbol will remain WSCU.OB until such time as the name is changed in the state of Florida and an application for a symbol change is submitted to FINRA and FINRA issues a new symbol for the Company.

Since Liberator shipped its first product in 2002, the Company has evolved into a community of dedicated employees that create, develop, manufacture, market, advertise, and promote products and ideas that inspire sensuality and allow couples to have a fuller sexual experience of themselves and each other.

Louis S. Friedman, President and CEO of Liberator commented “Liberator is focused on building, developing and marketing its LIBERATOR® brand of Bedroom Adventure Gear™ products.  Since inception, we have spent over $7 million in marketing campaigns and advertising to build awareness of the brand which, to date, has generated product sales in excess of $60 million. As a result of the merger with WES Consulting, we now have access to the public capital markets which should make available the financial resources to continue increasing the value and awareness of the LIBERATOR brand.”

About Liberator Inc. (formerly known as WES Consulting, Inc.)

Liberator is the creator and manufacturer of LIBERATOR, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, LIBERATOR Bedroom Adventure Gear empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities.  Products include LIBERATOR shapes and positioning systems, pleasure objects, original lingerie, couture latex and exotic dress-up fashions, and sensual accessories for the body and home décor.

Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Liberator has 93 employees, with products being sold directly to consumers and through hundreds of domestic resellers and on-line affiliates and six international licensees.

For more information, visit www.liberator.com or call 1-866-542-7283.

Contact:	Ronald Scott, CFO
Tel:	770-246-6426
Email:	ron.scott@liberator.com